Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-135552) pertaining to the Horizon Lines, Inc. Employee Stock Purchase Plan,

(2)	Registration Statement (Form S-8 No. 333-159926) pertaining to the Horizon Lines, Inc. 2009 Incentive Compensation Plan,

(3)	Registration Statement (Form S-8 No. 333-159925) pertaining to the Horizon Lines, Inc. 2009 Employee Stock Purchase Plan, and

(4)	Registration Statement (Form S-1 No. 333-178333) of Horizon Lines, Inc.;

of our report dated April 10, 2012, with respect to the consolidated financial statements and schedule of Horizon Lines, Inc., included in this Annual Report (Form 10-K) of Horizon Lines, Inc. for the year ended December 25, 2011.

/s/ Ernst & Young LLP

Charlotte, North Carolina

April 10, 2012